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                                                                   EXHIBIT 10.15


                         INTELLECTUAL PROPERTY AGREEMENT

         This Intellectual Property Agreement (this "Agreement") is made and entered into as of this 18th day of July, 1996, among Alec D. Keith, Ph.D. ("Keith") and Watson Pharmaceuticals, Inc. ("Watson").

         Whereas Watson and Keith have entered into a Release, Exit and Consulting Agreement (the "Consulting Agreement") dated as of even date herewith;

         Whereas prior to the effective date of the Consulting Agreement Keith served as Chairman of the Board of Watson, was an employee of Watson and/or its affiliates including without limitation Watson Laboratories, Inc. and Circa Pharmaceuticals, Inc.;

         Whereas in connection with such employment, on or about December 21, 1992, Keith executed Watson's Employee Invention and Confidential Information Agreement ("EICI Agreement") which obligates Keith to disclose and assign Inventions (as that term is defined in the EICI Agreement) conceived or reduced to practice by Keith;

         Whereas during the term of Keith's employment, Keith conducted research in the field of a High Density Dosage Form designed to pass through the GI Tract slower than is generally expected (such High Density Dosage Form is referred to herein as "HDDF");

         Whereas an invention using the research in the field of HDDF has been reduced to practice (the "HDDF Invention") and is now the subject of a U.S. Patent Application (attached hereto as Exhibit A and incorporated herein by this reference); and

         Whereas Watson wishes to assign to Keith all of Watson's rights with respect to the HDDF Invention on the terms and subject to the conditions contained in this Agreement;

         NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Assignment: Watson on behalf of itself and all its affiliates hereby assigns to Keith all of Watson's interest in Keith's research in the field of HDDF (the "HDDF Research") and Watson's and all its affiliates's interest in the HDDF Invention.

2. Formation of Corporation: Keith shall organize and incorporate a corporation pursuant to the laws of the state of Delaware. Such corporation and any and all other corporation(s), partnership(s) or other entity(s) that Keith may establish or utilize, either directly or indirectly, alone or with others, which is (are) based upon, which exploits, or which utilizes the HDDF Research or the HDDF Invention is referred to herein as the "Corporation". The purposes of the Corporation shall include:

            (i) the development, commercialization, manufacture, and marketing of products and services based on the HDDF Research or the HDDF Invention or any improvements, enhancements or additions thereto or modifications or derivations thereof;

            (ii) the filing, prosecution, holding, licensing and enforcement of patents based on the HDDF Research or the HDDF Invention or any improvements, enhancements or additions thereto or modifications or derivations thereof; and

            (iii) the performing of other acts reasonably necessary for the profitable exploitation of the HDDF Research or the HDDF Invention or any improvements, enhancement or additions thereto or modifications or derivations thereof.

4. Distribution of Shares to Watson: In consideration of Watson's assignment hereunder, the parties hereby agree that upon incorporation of the Corporation, Watson shall receive, without further consideration, a nineteen and ninety-nine one hundredths percent (19.99%) ownership interest in the Corporation. Such
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ownership by Watson in the Corporation may, if so requested by Watson, be subject to a shareholder's agreement reasonably acceptable to the parties. Watson's ownership interest shall be subject to dilution to reflect future issuances for value of shares in any Keith Corporation. In the event that no Corporation is established by Keith, then Watson shall nonetheless have a nineteen and ninety-nine one hundredths percent (19.99%) ownership interest in the HDDF Research and HDDF Invention. Collectively Keith and Corporation are referred to herein as Keith Corporation. The obligations of Keith Corporation shall be jointly and severally the obligations of Keith and Corporation.

5. Ratification: Upon the incorporation of the Corporation, the Corporation shall, by resolution of its board of directors, ratify, adopt and become a party to this Agreement, and shall thereupon cause to be issued the shares of stock to be issued to Watson hereunder and to perform such other acts as may be required to effect the provisions of this Agreement.

6. License to Watson: Keith hereby grants to Watson, and hereby represents and warrants that Corporation will grant to Watson, the exclusive, unlimited, worldwide right and license to develop, manufacture, have manufactured, use, market, have marketed, sell and have sold (2) Products (as herein defined) using the HDDF Invention and selected by Watson as provided in Section 7. All differing strengths and dosages and country-specific variations of a particular drug entity or entities shall constitute one Product. Watson's right and license includes the right to grant sublicenses to third parties on such terms as are consistent with the provisions of this Agreement. The right and license granted herein shall apply to all inventions, improvements, patent applications and letters patent, which Keith Corporation now owns or controls, or hereafter may own or control, and which relate to the HDDF Invention. "Product" as used in this Agreement shall mean any drug entity or entities incorporated into a dosage form that has completed the necessary registration and approvals by a drug regulatory agency of a recognized government.

7. Watson to be Kept Informed: Not less than once per calendar quarter, Keith Corporation shall keep the CEO of Watson apprised of suitable drug entities that can successfully be incorporated into the HDDF Invention and the general findings of the research relating to the HDDF Invention and HDDF Research. Watson shall have the sole right to select the two (2) Products contemplated by
Section 6 from the drug entities by providing written notice to Keith.

8. Patent Filing, Maintenance and Extension

            A. Keith Corporation shall (i) prosecute all patent applications constituting the HDDF Invention at Keith Corporation's sole cost and expense, (ii) keep Watson fully and promptly informed of the status of the prosecution of such applications.

            B. During the term of this Agreement, Keith Corporation shall take all steps and pay all expenses necessary to maintain the patents on the HDDF Research and HDDF Invention for the full lives thereof.

            C. Watson shall have the right, upon consultation with Keith Corporation, to file on behalf of and as agent for Watson, all applications and to take all actions necessary (i) to obtain the benefits under the Drug Price Competition and Patent Term Restoration Act of 1984 and any amendments thereof and (ii) to extend the lives of the patents on the HDDF Invention to the extent permitted by any other law through, among other things, applications for patent extension certificates. Keith Corporation agrees to execute and deliver such further authorizations and instruments and to take such further actions as may be requested by Watson to implement the foregoing.

9. Watson to Pursue Development of Selected Products without Delay: For any Product selected by Watson, Watson agrees to undertake the developmental process to pursue the development of the Product without undue loss of time. If Watson shall not make any progress or not devote any attention to the Product for a period of three years, then Watson shall forfeit its exclusive rights to that selected Product, but such selected Product shall still count as a selected Product for purposes of Sections 6 and 7.
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10. Royalties: In the event Watson completes the development of a selected
Product and markets said Product, then Watson shall pay to Keith Corporation ten percent (10%) of net sales. If Watson licenses the Product to a third party, then Watson shall pay to Keith Corporation twenty five percent (25%) of any payments or royalties received by Watson pursuant to such agreement. Payments of royalties from Watson to Keith Corporation shall be made on a quarterly basis, within 30 days of the end of each quarter in which royalties have accrued.

      All royalties due hereunder shall be paid in U.S. Dollars. All royalties for an accounting period computed in other currencies shall be converted into U.S. Dollars at the buying rate for the transfer of such other currencies to U.S. Dollars as quoted by Bank of America on the last day of such accounting period, or the business day thereafter if such last day shall be a Saturday, Sunday or holiday.

11. Books and Records: Watson agrees that it will keep complete, true and correct books of account containing a current record of sales and licenses and other data in sufficient detail to enable the royalties payable under this Agreement to be computed and verified. Watson further agrees to permit Keith Corporation, its duly authorized agents or an independent certified public accountant to have access, upon reasonable notice, for the inspection and/or to make copies of said books of account at reasonable intervals during business hours.

12. Right of First Negotiation for Future Projects: In addition to the rights granted pursuant to Section 12, Keith Corporation agrees to offer Watson the first opportunity to negotiate with Keith Corporation for the exclusive right to develop, manufacture, have manufactured, use, market, have marketed, sell, and have sold any products or technology, other than products or technology based upon HDDF Research, initiated during Keith's tenure at Watson and developed by Keith Corporation ("Future Projects"). Keith Corporation will notify Watson of each Future Project such that Watson shall have at least fifteen (15) days during which time to consider whether Watson wishes to pursue such Future Project. Within fifteen (15) days after receipt of notice of a Future Project, Watson shall, if it desires to pursue negotiations with respect to such Future Project, notify Keith Corporation of such desire. Keith Corporation shall then refrain from negotiating such Future Project with any entity other than Watson for a period of sixty (60) days. During such sixty (60) day period the parties shall engage in exclusive, good faith negotiations regarding the Future Project. If such negotiations do not result in a definitive agreement within the sixty
(60) day period, the exclusive negotiation period shall terminate and Keith Corporation shall be entitled to pursue negotiations with respect to the Future Projects with third parties.

13. Term: This Agreement shall remain and continue in full force and effect for a period of 5 years from the date first above written or if letters patent issue on the HDDF Invention then for the full life of the last to expire of such letters patent, whichever is later; provided, however, the rights and licenses granted to Watson hereunder shall continue for the full term thereof, but subject to the following:

      A. If Watson shall commit a breach of any duty to be performed or observed by it hereunder and shall not remedy such breach within sixty (60) days after written notice to do so is given to it by Keith Corporation, or if Watson assigns or make any disposition of its assets for the benefit of its creditors, becomes insolvent, goes into liquidation or becomes bankrupt, whether by voluntary or involuntary action, or if all or a substantial part of Watson's business or assets is assigned or becomes subject to judicial or governmental management, then and in any one of such events Keith Corporation by notice in writing to Watson may terminate forthwith this Agreement. If Watson terminates this Agreement pursuant to this
            Section 13.A., the license granted to Watson hereunder shall survive the termination of this Agreement.

       B. If Keith Corporation shall commit a breach of any duty to be performed or observed by it hereunder and shall not remedy such breach within sixty (60) days after written notice to do so is given to it by Watson, or assigns or makes any disposition of its assets for the benefit of its creditors, becomes insolvent, goes into liquidation or becomes bankrupt, whether by voluntary or involuntary action, or if all or a substantial part of Keith Corporation's business or assets is voluntarily or involuntarily assigned or becomes subject to judicial or governmental management, then and in any one of such events Watson by notice in writing to Keith Corporation may terminate forthwith this Agreement, however, the assignment made pursuant to Section 1 shall survive such termination.
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14. Ownership of Patents: All patents resulting from Keith Corporation inventions, developments, discoveries, improvements or ideas shall be the sole and exclusive property of Keith Corporation, subject to the license granted pursuant to this Agreement. Keith Corporation shall, upon demand, execute and deliver to Watson such documents as may be deemed necessary or advisable by counsel for Watson for filing in the appropriate patent offices to evidence the granting of the license granted hereunder.

15. New Inventions: If during the term of this Agreement, Keith Corporation makes any further improvements in the HDDF Invention or the mode of using it, or becomes the owner(s) of any new improvement(s) in the HDDF Invention either through patent(s) or otherwise, then Keith Corporation shall communicate such improvement(s) to Watson and Watson shall have the right to include the same in this Agreement without additional compensation.

16. Representations of Keith: Keith represents the following:

      A. That the HDDF Invention is secret and has not been revealed to anyone, except Watson, current Watson employees and Keith's patent attorney;

      B. That upon execution of this Agreement Keith is the exclusive owner of all rights to the HDDF Invention; and

      C. That Keith has at no time filed, or caused to be filed, patent applications other than the Application attached as Exhibit A, or obtained in his name, or caused to be obtained in the name of others, any letters patent in the United States or elsewhere, based on or relating to the HDDF Invention or the HDDF Research.

      D. That Keith knows of no statutory bars or prior art which would prevent the HDDF Invention from being the subject of one or more United States Letters Patent.

17. Representations of Watson: Watson represents the following:

      That neither Watson nor any of its affiliates have made any previous assignment of Watson's interest in the HDDF Research and HDDF Invention.

18. Most Favored Nations Clause: In the event that Keith Corporation enters into an agreement with a third party granting a licensee comparable business terms to the license granted to Watson herein but containing royalty terms more favorable to the third party than those contained herein, the Keith Corporation shall notify Watson of such grant and such more favorable royalty terms and Watson shall have the right to elect to replace the royalty terms contained herein with such more favorable royalty terms.

19. Infringement: Keith Corporation shall defend, at its own expense, all infringement suits that may be brought against Watson or its sublicensees based on or related to the manufacture, use or sale of the Products based on or using the HDDF Invention. In the event any information is brought to the attention of Keith Corporation that others without benefit of a license are infringing any of the rights granted pursuant to this Agreement, Keith Corporation shall, at its own expense, diligently prosecute all such infringers. In any of the foregoing suits, Watson may, at Watson's expense, be represented by counsel of its own choice.

20. Indemnification: During the course of this Agreement, Keith Corporation shall indemnify and hold Watson harmless from any and all liabilities, claims, damages and expenses (including attorneys' fees) arising out of the HDDF Research, HDDF Invention or Products; provided, however, that Keith Corporation shall not so indemnify Watson for product liability claims from manufacturing defects or testing deficiencies in the Products resulting from Watson's negligence or intentional wrong-doing. During the course of this Agreement, Watson shall indemnify and hold Keith Corporation harmless from any and all liabilities, claims, damages and expenses (including attorneys' fees) for product liability claims resulting from Watson's negligence or intentional wrong-doing with respect to the Products.

      In the event either party incurs, or expects to incur any liabilities, expenses, damages or claims for which it intends to seek indemnification from the other party, the party claiming indemnification
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("Indemnitee") shall promptly so notify the other party ("Indemnitor") in writing. The omission so to notify the Indemnitor will not relieve the Indemnitor from any liability which it may otherwise have to the Indemnitee unless such Indemnitor is materially prejudiced by the failure to give such notice. Upon such notification, the Indemnitor will be entitled to participate in any such claim or suit and to assume the defense and settlement thereof, with counsel of its own choice. After notice from the Indemnitor to the Indemnitee of the Indemnitor's election to assume such defense, the Indemnitor shall not be liable to the Indemnitee under this Section 20 for any legal fees subsequently incurred by the Indemnitee in connection with such defense. The Indemnitee will permit the Indemnitor, at the Indemnitor's sole discretion, to settle any such claim or suit; provided, however, that the Indemnitor, without the written consent of the Indemnitee, may not settle any such claim or suit, which settlement would have an adverse effect on the Indemnitee. The Indemnitee, its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigation and defense of any claims or suits covered by the indemnification provisions of this Section 19.

      Notwithstanding the provisions set forth in this Section 19, the Indemnitor hereunder shall not have any liability or obligation to indemnify or hold harmless the Indemnitee to the extent that the Indemnitee has received payment under an insurance policy for any liabilities, claims, damages and expenses (including attorneys' fees). In the event that the Indemnitee has been indemnified by the Indemnitor hereunder against any liabilities for which such Indemnitee subsequently receives payment under an insurance policy, such Indemnitee shall apply the proceeds received by it from such insurance payment to repay to such Indemnitor all amounts paid by such Indemnitor for any liabilities described herein.

20. Keith Corporation's Continued Responsibility: Keith Corporation's responsibility under this Agreement includes the requirement to continue to provide special expertise relative to the development of the Products, as required, in order to assist in the objective of developing commercially viable Products for Watson.

21. Notice:

            A. All notices pursuant to this Agreement shall be in writing and shall be delivered personally or sent postage prepaid by registered or certified mail, return receipt requested, or by telefacsimile or by a nationally recognized overnight courier such as Federal Express and addressed to the other party as follows:

                  If to Watson:               Watson Pharmaceuticals, Inc.
                                              311 Bonnie Circle
                                              Corona, CA 91720
                                              Attn: President
                                                     fax: 909-270-1429

                  If to Keith or Corporation:
                                             Dr. Alec Keith
                                             12930 Thunderbird Road
                                             El Mirage, AZ 85335

            B. All properly addressed notices shall be deemed given on the date of delivery (or the next business day if delivered on a weekend or holiday) if delivered personally or by confirmed telefacsimile, and shall be deemed given on the date three (3) business days after the postmark date if delivered by U.S. mail or one (1) business day after being sent by overnight courier. Any notice of change of address shall be prospective only.

22. Assignment: Except for the assignment of the HDDF Invention and HDDF Research by Keith to the Corporation as contemplated herein, Keith Corporation shall not have the right to assign this Agreement or any rights granted to Keith Corporation hereunder without the prior written consent of Watson which shall not be unreasonably withheld. This Agreement and the rights and licenses granted to Watson hereunder may be assigned only to a successor in interest of the entire or of a substantial portion of the business of Watson.
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23.  General Provisions:

         A. This Agreement sets forth the entire agreement between the parties with respect to the subject matter hereof.

         B. There are no representations or covenants, express or implied, or other than those set forth herein.

         C. This Agreement may be amended or modified only by a writing signed by both parties.

         D. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and their respective successors and assigns.

         E. If any provision of this Agreement is adjudicated by a court of competent jurisdiction as void, invalid or inoperative, such decision shall not affect any other provision hereof, and the remainder of this Agreement shall be effective as though such void, invalid or inoperative provision had not been contained herein.

         F. Nothing contained herein shall create a partnership, agency or joint venture between the parties. Neither party to this Agreement may bind the other party by its actions except as expressly provided herein.

         G. This Agreement shall not be deemed to give any right or remedy to any third party whatsoever unless specifically set forth in this Agreement.

         H. In the event of any action, suit or proceeding arising from or based upon this Agreement brought by either party hereto against the other, the prevailing party shall be entitled to recover from the other its reasonable attorneys' fees in connection therewith in addition to the costs of that action, suit or proceeding.

         I. The paragraph headings herein are solely for the purpose of convenience and shall be disregarded in the interpretation of this Agreement or any of its terms.


      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.


WATSON PHARMACEUTICALS, INC.              ALEC D. KEITH, Ph.D.


By:     /s/   Allen Chao                  By:  /s/ Alec D. Keith
        ----------------                     --------------------------------
Title:  CEO and Chairman                       Alec. D. Keith, Ph.D.